EX-FILING FEES

Calculation of Filing Fee Tables

424(b)(5)
(Form Type)

Issuer:

Enbridge Inc.

Issuer:

Enbridge Energy Partners, L.P.

Spectra Energy Partners, LP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	5.700% Sustainability-Linked Senior Notes due 2033	457(r)	$2,300,000,000.00	99.872%	$2,297,056,000.00	0.0001102	$253,135.58
Fees to Be Paid	Other	Guarantee of 5.700% Sustainability-Linked Senior Notes due 2033 of Enbridge Inc.	457(n)	(1)	(1)	(1)	(1)	(1)
Fees to Be Paid	Debt	5.969% Senior Notes due 2026	457(r)	$700,000,000.00	100.000%	$700,000,000.00	0.0001102	$77,140.00
Fees to Be Paid	Other	Guarantee of 5.969% Senior Notes due 2026 of Enbridge Inc.	457(n)	(1)	(1)	(1)	(1)	(1)
	Total Offering Amounts					$2,997,056,000		$330,275.58
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$330,275.58

(1) Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees of the notes.